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                                                                    Exhibit 99.1

                                                 Contact:  Carol Hausner
                                                           Director
                                                           Business Development

                  ORGANOGENESIS INC. DECLARES 25% STOCK DIVIDEND,
                NAMES MARGUERITE A. PIRET TO ITS BOARD OF DIRECTORS,
                       AND ADOPTS SHAREHOLDER RIGHTS PLAN

Canton, MA, August 24, 1995 -- The Board of Directors of Organogenesis Inc. (AMEX:ORG) today declared a 25% Common Stock dividend. The Stock dividend will be distributed on September 8, 1995 to shareholders of record on September 1, 1995. One share of Common Stock will be issued for every four shares owned. No fractional shares will be issued.

Herbert M. Stein, CEO and Chairman of the Board, said "The decision to issue this stock dividend reflects the Company's desire to improve the marketability and liquidity of the stock." Prior to the declaration of the stock dividend, there were 10,580,000 shares of Common Stock outstanding. After issuance of the stock dividend, Organogenesis will have approximately 13,230,000 shares of Common Stock outstanding, with 20 million shares authorized for issuance.

The Company also announced today that Marguerite A. Piret has been named to the Organogenesis Board of Directors. Ms. Piret is the President and founder of the investment bank Newbury, Piret, & Company, Inc. Ms. Piret is also a Trustee of Pioneer Mutual Funds, a Director of BIOSAFE, Inc., and a Trustee, the Chairman of the Finance Committee, and a Member of the Executive Committee at Boston University Medical Center Hospital.

Organogenesis also announced that its Board of Directors adopted a Shareholder Rights Plan. Under the Plan, Preferred Stock purchase Rights will be distributed to stockholders at the rate of one Right for each share of Common Stock held at the close of business on September 1, 1995. Each Right entitles holders of Organogenesis Common Stock to purchase one one-thousandth of a share of a new series of Preferred Stock at an exercise price of $85, subject to adjustment.

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Herbert M. Stein, Chairman and Chief Executive Officer, said, "The Plan is a precaution to protect the rights of our stockholders. It is designed to deter coercive or unfair takeover tactics, and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The adoption of the Plan is not in response to any specific takeover proposal, and it is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders." Mr. Stein noted that similar plans have been adopted by over 2,500 public companies.

Following the record date, the Company will send a letter to all stockholders outlining the Shareholder Rights Plan. Under the Plan, the Rights will be exercisable only if a person or group has acquired beneficial ownership of 15% or more of the outstanding Organogenesis Common Stock, or announces a tender or exchange offer that would result in such person or group owning 30% or more of the outstanding Common Stock. If a buyer becomes the beneficial owner of 15% or more shares of Organogenesis Common Stock, except with a tender or exchange offer for all shares at a fair price, all Rights holders except that buyer will be entitled to purchase Organogenesis' Common Stock at a discounted price. If Organogenesis is acquired in a merger, holders of unexercised Rights may be entitled to purchase stock in the acquiring company at a discount.

Organogenesis may redeem the Rights at $0.01 per Right at any time until the tenth business day following the public announcement that a 15% Common Stock ownership position has been acquired and in certain other circumstances. The Rights will expire on September 1, 2005 unless earlier redeemed or exchanged.

Organogenesis has established itself as a leader in the development and manufacture of technologically innovative medical devices based upon the use of living human cells and natural connective tissue components. The resulting products are intended to interact with the body to enhance the natural healing process by promoting the establishment of new tissues that maintain, restore or improve normal biological function. The Company's product development focus is on wound care, cardiovascular surgery, general surgery, urology, and orthopedics.

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